EXHIBIT 10.1

EXECUTION COUNTERPART

TERM LOAN AGREEMENT dated as of March 20, 2013 among CLECO POWER LLC, as Borrower, The Lenders Party Hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent

Cleco Power LLC Term Loan Agreement

(ii)
Cleco Power LLC Term Loan Agreement

TABLE OF CONTENTS

	Page
Section 10.14	USA Patriot Act Notice	48
Section 10.15	Treatment of Certain Information	48
Section 10.16	No Fiduciary Duty	48

(iii)
Cleco Power LLC Term Loan Agreement

SCHEDULES:

Schedule 2.1	List of Commitments
Schedule 4.5/4.6	Disclosed Matters
Schedule 4.10	List of Subsidiaries

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C	Form of Compliance Certificate

(iv)
Cleco Power LLC Term Loan Agreement

THIS TERM LOAN AGREEMENT (this “Agreement”), dated as of March 20, 2013 is among CLECO POWER LLC, the Lenders party hereto and JPMORGAN CHASE BANK, N.A. as Administrative Agent for the Lenders.
The parties hereto agree as follows:
ARTICLE 1.

DEFINITIONS

Section 1.1     Defined Terms.. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Tranche or Borrowing, refers to whether such Tranche, or the Tranches comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate. For the avoidance of doubt, a Tranche that bears interest at a rate determined pursuant to clause (iii) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Tranche and not a Eurodollar Tranche.
“Accountants” means PricewaterhouseCoopers, L.L.P., Deloitte & Touche LLP or another registered public accounting firm of recognized national standing.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (i) the LIBO Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and(iii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum (provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page 1 (or on any successor or substitute page of such Service) at approximately 11:00 a.m. London time on such day). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

Cleco Power LLC Term Loan Agreement

“Applicable Margin” means, at any time: (i) with respect to ABR Borrowings, the percentage set forth in the following table under the heading “ABR Margin” and (ii) with respect to Eurodollar Borrowings, the percentage set forth in the following table under the heading “Eurodollar Margin”:

Pricing Level	ABR Margin	Eurodollar Margin
Pricing Level I	0.00%	0.650%
Pricing Level II	0.00%	0.750%
Pricing Level III	0.00%	0.875%
Pricing Level IV	0.00%	1.000%
Pricing Level V	0.250%	1.250%
Pricing Level VI	0.500%	1.500%

Changes in the Applicable Margin resulting from a change in the Pricing Level shall become effective on the effective date of any change in the Senior Debt Rating from S&P or Moody's. Notwithstanding the foregoing provisions of this definition to the contrary, in the event of a split in the Senior Debt Rating from S&P and Moody's that would otherwise result in the application of more than one Pricing Level (had the provisions regarding the applicability of other Pricing Levels contained in the definitions thereof not been given effect), then the Applicable Margin shall be determined as follows: (i) in the event of a split in the Senior Debt Rating from S&P and Moody's by one rating level, then the Applicable Margin shall be determined using the Pricing Level within which the higher of the two rating categories would otherwise fall, and (ii) in the event of a split in the Senior Debt Rating from S&P and Moody's by more than one rating level, then the Applicable Margin shall be determined using the Pricing Level within which the next highest level above the lower of the two rating categories would otherwise fall. If the rating system of S&P or Moody's shall change, the Borrower and the Administrative Agent shall negotiate in good faith to amend the definition of “Pricing Level” to reflect such changed rating system and, pending the effectiveness of such amendment (which shall require the approval of the Required Lenders), the Pricing Level shall be determined by reference to the rating most recently in effect prior to such change.
“Applicable Percentage” means, with respect to any Lender, the percentage that the principal amount of such Lender's Loan is of the aggregate principal amount of all Loans.
“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or in such other form as shall be acceptable to the Administrative Agent.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a

Cleco Power LLC Term Loan Agreement

Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Cleco Power LLC, a Louisiana limited liability company.
“Borrowing” means Tranches of the same Type made, converted or continued on the same date and, in the case of Eurodollar Tranches, as to which a single Interest Period is in effect.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Borrowing, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” means with respect to any Person, obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, provided that no power purchase agreement with an independent power producer or a power producer which is not an Affiliate of Borrower shall constitute a Capital Lease Obligation.
“Change in Control” means the occurrence of any of the following: (i) the consummation of any transaction the result of which is that any “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as such term is defined in Rule 13d‑3 under the Securities Exchange Act of 1934) of more than 50% of the total voting power in the aggregate of all classes of the Voting Securities of the Parent then outstanding, or (ii) the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither nominated by the board of directors of the Parent nor appointed by directors so nominated.
“Change in Law” means (i) the adoption of any law, rule or regulation after the Effective Date, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (iii) compliance by any Credit Party (or, for purposes of Section 3.5(b), by any lending office of such Credit Party or by such Credit Party's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided that notwithstanding anything herein to the contrary, (a) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, and (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall, in the case of both clause (a) and clause (b), be deemed to be a “Change in Law” regardless of the date adopted, taking effect, interpreted, implemented, applied, made or issued.

Cleco Power LLC Term Loan Agreement

“Code” means the Internal Revenue Code of 1986.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make a Loan hereunder in an aggregate amount not exceeding the amount set forth opposite the name of such Lender. The aggregate amount of the Commitments is $60,000,000.
“Compliance Certificate” means a certificate, substantially in the form of Exhibit C.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Agreement” means the Credit Agreement dated as of November 23, 2010 among the Borrower, various financial institutions and JPMorgan Chase, as administrative agent, as amended by the First Amendment thereto dated as of October 7, 2011, but without giving effect to (a) any further amendment or other modification thereto or waiver thereunder unless the Required Lenders have agreed to such amendment, modification or waiver (in which case such amendment, modification or waiver shall automatically become effective here under, mutatis mutandis) or (b) any termination thereof.
“Credit Parties” means the Administrative Agent and the Lenders.
“Default” means any event or condition which constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in (i) Schedule 4.5/4.6, (ii) the current and periodic reports filed by the Borrower from time to time with the SEC pursuant to the requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, or (iii) disclosed by the Borrower to the Lenders (either directly or indirectly through the Administrative Agent) in writing.
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof to the extent not prohibited by this Agreement) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the unconditional sole option of the holder thereof (other than solely for Equity Interests which do not constitute Disqualified Stock), in whole or in part, on or prior to the date that is one year after the Maturity Date. The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 180 days after the Maturity Date.
“dollars” or “$” refers to lawful money of the United States of America.
“Effective Date” has the meaning assigned to such term in Section 5.1.
“Eligible Assignees” means any of the following (i) any commercial banks, finance companies, insurance companies and other financial institutions and funds (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in

Cleco Power LLC Term Loan Agreement

commercial loans in the ordinary course of its business, provided that such entity has been approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time of assignment to such entity, the Borrower (each such approval not to be unreasonably withheld or delayed), and provided further that any such entity shall be entitled, as of the date such entity becomes a Lender, to receive payments under its Note without deduction or withholding with respect to United States federal income tax, (ii) each of the Lenders and (iii) any Affiliate or Approved Fund of a Lender, and each is an “Eligible Assignee”.
“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.
“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (ii) exposure to any Hazardous Material, (iii) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material or (iv) the violation or alleged violation of any Environmental Law or Environmental Permit.
“Environmental Law” means any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any Hazardous Material or to health and safety matters.
“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.
“Equity Interest” means (i) shares of corporate stock, partnership interests, limited liability company membership interests, and any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and (ii) all warrants, options or other rights to acquire any Equity Interest set forth in clause (i) of this defined term.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (i) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (ii) any failure to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, whether or not waived; (iii) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with

Cleco Power LLC Term Loan Agreement

respect to the termination of any Plan; (iv) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (v) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vi) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Tranche or Borrowing, refers to whether such Tranche, or the Tranches comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate. For the avoidance of doubt, a Loan that bears interest at a rate determined pursuant to clause (iii) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Tranche and not a Eurodollar Tranche.
“Event of Default” has the meaning assigned to such term in Article 8.
“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
“Financial Statements” has the meaning assigned to such term in Section 4.4(a).
“Finsubs” means each special purpose bankruptcy‑remote Person that is a wholly-owned (directly or indirectly) Subsidiary of the Borrower organized solely for the purpose of engaging in a Securitization Financing authorized by a Securitization Statute and a Securitization Financing Order and activities related thereto, and each is a “Finsub”.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Funding Date” means the date on which all conditions to the making of the Loans set forth in Section 5 have been satisfied or waived by the Lenders and the Loans are made hereunder.
“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board

Cleco Power LLC Term Loan Agreement

or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied; provided that in the event Borrower converts to use the International Financial Reporting Standards by the International Accounting Standards Board or other method of accounting, as may hereafter be required or permitted by the SEC, then the term “GAAP” as used in this Agreement shall be deemed to mean and refer to such International Financial Reporting Standards or such other method of accounting instead, which are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, commission, exchange, association, board, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith, provided that, notwithstanding anything in this definition to the contrary, the amount of any Guarantee of a Person in respect of any Hedge Agreement by any other Person with a counterparty shall be deemed to be the maximum reasonably anticipated liability of such other Person, as determined in good faith by such Person, net of any obligation or liability of such counterparty in respect of any Hedge Agreement with such Person, provided further that the obligations of such other Person under such Hedge Agreement with such counterparty shall be terminable at the election of such other Person in the event of a default by such counterparty in its obligations to such other Person.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedge, future, forward, swap, option, cap, floor, collar or similar agreement or arrangement (including both physical and financial settlement transactions).

Cleco Power LLC Term Loan Agreement

“Indebtedness” means as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables incurred in the ordinary course of business and excluding any such obligations payable solely through the Borrower's issuance of Equity Interests (other than the Disqualified Stock and Equity Interests convertible into Disqualified Stock)), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts, (v) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than statutory Liens and Liens described in clauses (n), (o), (t) and (u) of the definition “Permitted Encumbrances” in the Credit Agreement), provided that the amount of such liabilities included for purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the liabilities so secured, (vi) indebtedness in respect of Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (vii) liabilities in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of equity securities or any option, warrant or other right to acquire any shares of equity securities, (viii) obligations under Capital Lease Obligations, and (ix) Guarantees of such Person in respect of Indebtedness of others. Regardless of whether or not any bonds or other obligations of the Borrower or any Subsidiary (including any Finsub or Receivables SPC) in respect of any Securitization Financing or Receivables Financing constitutes Indebtedness under GAAP, the Indebtedness and other liabilities of such Finsub or Receivables SPC in respect of such bonds or other obligations and any credit enhancement with respect thereto shall be taken into account in calculating Indebtedness.
“Indemnitee” has the meaning assigned to such term in Section 10.3(b).
“Indenture” means the Indenture, dated as of October 1, 1988, between the Borrower and The Bank of New York Mellon Trust Company, NA (f/k/a The Bank of New York Trust Company, NA), as trustee.
“Information” has the meaning assigned to such term in Section 10.15.
“Intellectual Property” means all copyrights, trademarks, servicemarks, patents, trade names and service names.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.2.
“Interest Payment Date” means (i) with respect to any ABR Borrowing, the last day of each March, June, September and December, (ii) with respect to any Eurodollar Borrowing, the last day of the Interest Period applicable to such Eurodollar Borrowing and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months' duration, each day prior to the last day of such Interest Period that occurs at intervals of three months' duration after the first day of such Interest Period and (iii) with respect to all Loans, the Maturity Date.
“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (i) if any

Cleco Power LLC Term Loan Agreement

Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“JPMorgan Chase” means JPMorgan Chase Bank, N.A.
“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate does not appear on Page 3750 of the Dow Jones Market Service (or on any such successor or substitute page, or any successor to or substitute for such Service) at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate of interest per annum, as reported by JPMorgan Chase to the Administrative Agent, quoted by JPMorgan Chase to leading banks in the interbank eurodollar market as the rate at which JPMorgan Chase is offering Dollar deposits in an amount equal approximately to the Eurodollar Tranche of JPMorgan Chase to which such Interest Period shall apply for a period equal to such Interest Period, as quoted at approximately 11:00 a.m. two Business Days prior to the first day of such Interest Period.
“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (iii) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan” has the meaning assigned to such term in Section 2.1.
“Loan Documents” means this Agreement and the Notes.
“LPSC” means the Louisiana Public Service Commission or any Governmental Authority succeeding to the functions thereof.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Material Adverse Change” means a material adverse change in the financial condition, operations, business, prospects or property of (a) the Borrower or (b) the Borrower and its Subsidiaries, taken as a whole.

Cleco Power LLC Term Loan Agreement

“Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, business, prospects or property of (a) the Borrower or (b) the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the ability of the Credit Parties to enforce their rights and remedies under the Loan Documents.
“Material Obligations” means as of any date, Indebtedness (other than Indebtedness under the Loan Documents) or operating leases of any one or more of the Borrower or any Subsidiary or, in the case of the Borrower only, any Guarantee, in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Obligations, the “principal amount” of Indebtedness, operating leases or Guarantees at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary, as applicable, would be required to pay if such Indebtedness, operating leases or Guarantees became due and payable on such day.
“Maturity Date” means May 29, 2015.
“Moody's” means Moody's Investors Service, Inc., or any successor thereto.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Note” means, with respect to each Lender, a promissory note evidencing such Lender's Loan payable to the order of such Lender (or, if required by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit B.
“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution or delivery of, or performance under, or otherwise with respect to, the Loan Documents.
“Parent” means Cleco Corporation, a Louisiana corporation.
“Participant” has the meaning assigned to such term in Section 10.4(d).
“Patriot Act” has the meaning assigned to such term in Section 10.14.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Pricing Level” means Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, Pricing Level V or Pricing Level VI, as the context may require.

Cleco Power LLC Term Loan Agreement

“Pricing Level I” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is A- or higher by S&P or A3 or higher by Moody's.
“Pricing Level II” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is BBB+ or higher by S&P or Baa1 or higher by Moody's and (iii) Pricing Level I does not apply.
“Pricing Level III” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is BBB or higher by S&P or Baa2 or higher by Moody's and (iii) Pricing Levels I and II do not apply.
“Pricing Level IV” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is BBB- or higher by S&P or Baa3 or higher by Moody's and (iii) Pricing Levels I, II and III do not apply.
“Pricing Level V” means any time when (i) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is BB+ or higher by S&P or Ba1 or higher by Moody's and (iii) Pricing Levels I, II, III and IV do not apply.
“Pricing Level VI” means any time when none of Pricing Levels I, II, III, IV and V is applicable.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate at its principal office in New York City; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be lowest rate of interest charged by JPMorgan Chase in connection with extensions of credit to borrowers.
“Properties” has the meaning assigned to such term in Section 4.6(a).
“Receivables” means accounts receivables, payment intangibles, notes receivable, rights to receive future payments and related rights of the Borrower or any of its Subsidiaries, and any supporting obligations and other financial assets related thereto (including all collateral securing such accounts receivables or other assets, contracts and contract rights, all guarantees with respect thereto, and all proceeds thereof) which are transferred, or in respect of which security interests are granted, in one or more transactions that are customary for asset securitizations of such Receivables.
“Receivables Securitization” means any sale, grant or contribution, or series of related sales, grants or contributions, by the Borrower or any of its Subsidiaries of Receivables or interests therein (or purported sale, grant or contribution) to a limited liability company, business trust or other entity, where (a) the purchase of such Receivables or interests therein is funded in whole or in part by the incurrence or issuance by the purchaser, grantee or any successor entity of Debt or securities that are to receive payments from, or that represent interests in, the cash flow derived primarily from such Receivables or interests therein (provided that “Debt” as used in this clause (a) shall not include Debt incurred by a Receivables SPC owed to the Borrower or any of its Subsidiaries, as applicable, which Debt represents all or a portion of the purchase price or other consideration paid by the Receivables SPC for such Receivables or interests therein), (b) any representation, warranty, covenant, recourse, repurchase, hold harmless, indemnity or similar obligations of the Borrower or any of its Subsidiaries, as applicable (other than the Receivables SPC that is a party to such transaction), in respect of Receivables or interests therein sold, granted or contributed, or payments made in respect thereof, are

Cleco Power LLC Term Loan Agreement

customary for transactions of this type, and do not prevent the characterization of the transaction as a true sale under applicable laws (including debtor relief laws), and (c) any representation, warranty, covenant, recourse, repurchase, hold harmless, indemnity or similar obligations of a Receivables SPC in respect of Receivables or interests therein sold, granted or contributed, or payments made in respect thereof, are customary for transactions of this type.
“Receivables SPC” means a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Receivables in connection with and pursuant to a Receivables Securitization.
“Register” has the meaning assigned to such term in Section 10.4(c).
“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, (i) or (ii) above.
“Required Lenders” means, at any time, Lenders having outstanding Loans representing more than 50% of the outstanding Loans of all Lenders.
“S&P” means Standard & Poor's Ratings Group, a Standard & Poor's Financial Services LLC business, or any successor thereto.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.
“Securitization Financing” means an issuance of any bonds, other evidence of indebtedness or certificates of participation or beneficial interests that, in compliance with Internal Revenue Service Revenue Procedure 2005-62, is (i) issued by a Finsub and (ii) secured by the intangible property right to collect charges for the recovery of specified costs and such other assets, if any, of a Finsub.

Cleco Power LLC Term Loan Agreement

“Securitization Financing Order” means an order of the applicable regulatory Governmental Authority (such as the LPSC) which allows for a securitization financing by the Borrower and/or a Finsub authorized by a Securitization Statute.
“Securitization Statute” means any legislation, including, but not limited to, the Louisiana Electric Utility Storm Recovery Securitization Act and the Louisiana Electric Utility Investment Recovery Securitization Act, that (i) is enacted to facilitate the recovery of certain specified costs incurred by the Borrower; (ii) authorizes the Borrower to apply for, and authorizes the applicable regulatory Governmental Authority to issue, a financing order determining the amount of specified costs the Borrower will be allowed to recover; (iii) provides that pursuant to the financing order, the Borrower acquires an intangible property right to charge, collect, and receive amounts necessary to provide for the full recovery of the specified costs determined to be recoverable, and assures that the charges are non-bypassable; (iv) guarantees that the applicable regulatory Governmental Authority will not rescind or amend the financing order, revise the amount of specified costs, or in any way reduce or impair the value of the intangible property right, except as may be contemplated by periodic adjustments authorized by such legislation; (v) provides procedures assuring that the sale of the intangible property right from the Borrower to a Finsub will be perfected under applicable law as an absolute transfer of the Borrower's right, title, and interest in the property, and (vi) authorizes the securitization of the intangible property right to recover the fixed amount of specified costs through the issuance of bonds, other evidences of indebtedness, or certificates of participation or beneficial interest that are issued pursuant to an indenture, contract or other agreement of the Borrower or a Finsub.
“Senior Debt Rating” means at any date, the credit rating identified by S&P or Moody's as the credit rating which (i) it has assigned to long term unsecured senior debt of the Borrower or (ii) would assign to long term unsecured senior debt of the Borrower were the Borrower to issue or have outstanding any long term unsecured senior debt on such date. If either (but not both) Moody's or S&P shall cease to be in the business of rating corporate debt obligations, the Pricing Levels shall be determined on the basis of the ratings provided by the other rating agency.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages, if any, (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which member banks of the United States Federal Reserve System in New York City with deposits exceeding $250,000,000 are subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Tranches shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50% of the profits

Cleco Power LLC Term Loan Agreement

and losses, however determined. Unless the context otherwise requires, references to a Subsidiary shall be deemed to be references to a Subsidiary of the Borrower.
“Tax” means any present or future tax, levy, assessment, impost, duty, charge, fee, deduction or withholding of any nature, and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.
“Tax on the Overall Net Income” means, as to any Person, a Tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its lending office in the United States of America designated in its Administrative Questionnaire or such other office as such Lender may designate in writing to the Administrative Agent and the Borrower) is located, or by any political subdivision or taxing authority thereof, or in which that Person is deemed to be doing business, except to the extent such Person is doing business solely as a result of negotiation, execution, delivery or performance of the Transactions contemplated by this Agreement, imposed on (or measured by) all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).
“Total Capitalization” means, at any time, the difference between (i) the sum of each of the following at such time with respect to the Borrower and the Subsidiaries determined on a consolidated basis in accordance with GAAP: (a) preferred Equity Interests, plus (b) common Equity Interests and any premium on Equity Interests thereon (as such term is used in the Financial Statements), excluding accumulated other comprehensive income or loss, plus (c) retained earnings, plus (d) Total Indebtedness, and (ii) stock of the Borrower acquired by the Borrower and stock of a Subsidiary acquired by such Subsidiary, in each case at such time, as applicable, determined on a consolidated basis in accordance with GAAP.
“Total Indebtedness” means at any time, all Indebtedness (net of unamortized premium and discount (as such term is used in the Financial Statements)) at such time of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP. Regardless of whether or not any bonds issued in connection with a Securitization Financing, Receivables Securitization or other obligations of the Borrower or any Subsidiary (including any Finsub and Receivables SPC) in respect of a Securitization Financing or Receivables Securitization constitutes Indebtedness under GAAP, the Indebtedness and other liabilities of such Finsub or Receivables SPC in respect of such bonds and any credit enhancement with respect thereto shall be taken into account in calculating Total Indebtedness.
“Transactions” means (i) the execution, delivery and performance by the Borrower of each Loan Document to which it is a party and (ii) the borrowing of the Loans and the use of the proceeds thereof.
“Type”, when used in reference to any Tranche or Borrowing, refers to whether the rate of interest on such Tranche, or on the Tranches comprising such Borrowing, is determined by reference to (i) the Adjusted LIBO Rate or (ii) the Alternate Base Rate. For the avoidance of doubt, a Loan that bears interest at a rate determined pursuant to clause (iii) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Tranche and not a Eurodollar Tranche.
“Utility Mortgage” means the Indenture of Mortgage, dated as of July 1, 1950, made by the Borrower to The Bank of New York Mellon Trust Company, N.A., as Trustee (as successor, through successive trustees, to the original trustee The National Bank of Commerce in New Orleans).

Cleco Power LLC Term Loan Agreement

“Voting Security” means a security which ordinarily has voting power for the election of the board of directors (or other governing body), whether at all times or only so long as no senior class of Equity Interests has such voting power by reason of any contingency.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
Section 1.2    Classification of Tranches and Borrowings. For purposes of this Agreement, (i) Tranches may be classified and referred to by Type (e.g., a “Eurodollar Tranche”) and (ii) Borrowings may also be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.3    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any definition of or reference to any law shall be construed as referring to such law as from time to time amended and any successor thereto and the rules and regulations promulgated from time to time thereunder, (iii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.4    Accounting Terms; GAAP. Except as otherwise expressly provided herein, as used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. If at any time any change in GAAP (including any change to the International Financial Reporting Standards by the International Accounting Standards Board or other method of accounting, as may hereafter be required or permitted by the SEC) would affect the computation of any financial requirement set forth in this Agreement, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Credit Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

Section 1.5    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Cleco Power LLC Term Loan Agreement

ARTICLE 2.
THE CREDITS

Section 2.1    Term Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “Loan”) to the Borrower on any Business Day prior to April 1, 2013 in the amount of such Lender's Commitment.

Section 2.2    Tranches and Borrowings.

(a)Each Lender's Loan may be divided into one or more tranches (each a “Tranche”) that shall bear interest either at the Alternate Base Rate or the Eurodollar Rate.

(b)Subject to Section 3.4, each Borrowing shall be comprised entirely of ABR Tranches or Eurodollar Tranches, as applicable, in each case as the Borrower may request in accordance herewith. Each Lender at its option may maintain any Eurodollar Tranche (and any ABR Tranche, the interest on which is determined pursuant to clause (iii) of the definition of Alternate Base Rate) by causing any domestic or foreign branch or Affiliate of such Lender to maintain such Tranche, provided that any exercise of such option shall not affect the obligation of the Borrower to repay the applicable Loan in accordance with the terms of this Agreement.

(c)Each Eurodollar Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each ABR Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000. Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a five Eurodollar Borrowings outstanding.

(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to convert a Borrowing to, or continue, a Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3    Funding of Loans. Each Lender shall make its Loan on the Funding Date by wire transfer of immediately available funds by 2:00 p.m., New York City time, to an account of the Administrative Agent designated for such purpose by notice to the Lenders. Subject to satisfaction of the conditions precedent set forth in Section 5.2, the Administrative Agent will make the proceeds of the Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated in writing by the Borrower.

Section 2.4    Repayment of Loans; Evidence of Debt.

(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of all Loans on the Maturity Date.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from the Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

Cleco Power LLC Term Loan Agreement

(c)    The Administrative Agent shall maintain accounts in which it shall record (i) each Loan, the Tranches thereof and the Interest Period, if any, applicable to such Tranches, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(d)    The entries made in the accounts maintained pursuant to clauses (b) and (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)    The Loan made by each Lender shall be evidenced by a Note payable to the order of such Lender.

Section 2.5    Prepayment of Loans. The Borrower shall have the right at any time and from time to time to prepay the Loans in whole or in part; provided that (a) the Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder, not later than 11:30 a.m., New York City time, (i) in the case of a prepayment of a Eurodollar Borrowing, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, on the date of the prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000 (or, if less, the unpaid principal amount of all outstanding Loans). Each prepayment of a Borrowing shall be applied ratably to the Tranches of the Loans included in such Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.1.

Section 2.6    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal of or interest on the Loans or of amounts payable under Sections 3.5, 3.6, 3.7 or 10.3, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set‑off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at 10 S. Dearborn, Chicago, Illinois, or such other office as to which the Administrative Agent may notify the other parties hereto, except that payments pursuant to Sections 3.5, 3.6, 3.7 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

Cleco Power LLC Term Loan Agreement

(b)    Each Borrowing, each payment of principal of any Borrowing, each payment of interest on the Loans, and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans and interest thereon then due hereunder, such funds shall be applied (i) first, towards payment of interest due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties and (ii) second, towards payment of principal of Loans then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans then due to such parties.

(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loan resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loan and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Loan to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Credit Parties hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due. In such event, if the Borrower has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Cleco Power LLC Term Loan Agreement

ARTICLE 3.
INTEREST, YIELD PROTECTION, ETC.

Section 3.1    Interest.

(a)Each ABR Tranche shall bear interest at the Alternate Base Rate plus the Applicable Margin. Each Eurodollar Tranche shall bear interest at the Adjusted LIBO Rate for each Interest Period in effect for such Tranche plus the Applicable Margin.

(b)Notwithstanding the foregoing, if any principal of or interest on any Tranche or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Tranche, 2% plus the rate otherwise applicable to such Tranche as provided in the foregoing clause (a) or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Tranches as provided in the foregoing clause (b).

(c)Accrued interest on each Tranche shall be payable in arrears on each Interest Payment Date for such Tranche, provided that (i) interest accrued pursuant to the foregoing clause (b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Tranche, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Tranche prior to the end of the current Interest Period therefor, accrued interest on such Tranche shall be payable on the effective date of such conversion.

(d)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly demonstrable error. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each change in the Prime Rate or ABR, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required.

Section 3.2    Interest Elections Relating to Borrowings.

(a)    Initially, the Loans will be maintained as part of a single Eurodollar Borrowing with an Interest Period of one month. Thereafter, the Borrower may elect to convert all or any portion of any Borrowing into an ABR Borrowing and/or continue all or any portion of any Borrowing into one or more Eurodollar Borrowings. The Borrower may elect different interest rate options with respect to different portions of any Borrowing, in which case each such portion shall be allocated ratably among the Lenders and the Tranches comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the Borrower shall deliver to the Administrative Agent a signed Interest Election Request in a form approved by the Administrative Agent (or notify the Administrative Agent by telephone, to be promptly confirmed by delivery to the Administrative Agent of a signed Interest Election Request) not later than (i) in the case of a continuation of or conversion to a Eurodollar Borrowing, 12:30 p.m., New York City time, three

Cleco Power LLC Term Loan Agreement

Business Days before the date of the proposed continuation or conversion or (ii) in the case of conversion to an ABR Borrowing, 12:30 p.m., New York City time, on the date of the conversion.

(c)    Each such telephonic and written Interest Election Request shall be irrevocable (except as otherwise provided in Section 3.4) and shall specify the following information:

(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing);

(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable to a Borrowing, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 3.3    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)the Administrative Agent is advised by Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost of making or maintaining their Tranches included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone (confirmed by facsimile) or facsimile as promptly as practicable thereafter and, until the

Cleco Power LLC Term Loan Agreement

Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective.
Section 3.4    Increased Costs; Illegality.

(a)    If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)impose on any Credit Party or the London interbank market any other condition affecting this Agreement or any Eurodollar Tranche of such Credit Party;

and the result of any of the foregoing shall be to increase the cost to such Credit Party of maintaining any Eurodollar Tranche or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.
(b)    If any Credit Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party's capital or on the capital of such Credit Party's holding company, if any, as a consequence of this Agreement or its Loan to a level below that which such Credit Party or such Credit Party's holding company could have achieved but for such Change in Law (taking into consideration such Credit Party's policies and the policies of such Credit Party's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party's holding company for any such reduction suffered.

(c)    A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in clause (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive and binding upon all parties hereto absent manifest error. The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party's right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Credit Party's intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90 day period referred to above shall be extended to include the period of retroactive effect thereof but not to exceed a period of 365 days.

(e)    Notwithstanding any other provision of this Agreement, if, after the Effective Date, any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Tranche or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Tranche, then, by written notice to the Borrower and to the Administrative Agent:

Cleco Power LLC Term Loan Agreement

(i)    such Lender may declare that, for the duration of such unlawfulness, such Lender will not convert any Tranche into a, or continue any, Eurodollar Tranche, whereupon any request to convert an ABR Tranche of such Lender to a Eurodollar Tranche or to continue a Eurodollar Tranche of such Lender for an additional Interest Period shall, as to such Lender only, be ineffective and such Tranche shall continue to be an ABR Tranche (in the case of a request for a conversion) or be converted to an ABR Tranche (in the case of a request for a continuation), unless such declaration shall be subsequently withdrawn; and

(ii)    such Lender may require that all of its outstanding Eurodollar Tranches be converted to ABR Tranches on the date required by such Change in Law.

In the event any Lender shall exercise its rights under the foregoing clause (i) or (ii), all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Tranches of such Lender included in a Borrowing shall instead be applied to repay the ABR Tranches maintained by such Lender in lieu of such Eurodollar Tranches.
Section 3.5    Break Funding Payments. In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Tranche other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Tranche other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Tranche on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Tranche other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by the Borrower pursuant to Section 3.7, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Tranche, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 3.6    Taxes.

(a)    Payments to be Free and Clear. Provided that all documentation, if any, then required to be delivered by any Lender or the Administrative Agent pursuant to Section 3.6(c) has been delivered, all sums payable by the Borrower under the Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the Overall Net Income of any Lender (for which payment need not be free and clear, but no deduction or withholding shall be made unless then required by applicable law)) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by

Cleco Power LLC Term Loan Agreement

or on behalf of the Borrower or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

(b)    Grossing up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:

(i)    the Borrower shall notify the Administrative Agent and such Lender of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

(ii)    (the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender, as the case may be;

(iii)    the sum payable by the Borrower to the Administrative Agent or a Lender in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date therefor a net sum equal to what it would have received had no such deduction, withholding or payment been required or made, provided that no amount shall be required to be paid to any Foreign Lender for any Tax imposed as a result of such Foreign Lender's failure to comply with the reporting requirements as set forth in Sections 1471 and 1472 of the Code (or regulation or administrative guidance promulgated thereunder) except to the extent that such compliance would cause a Foreign Lender to be in violation of any applicable law; and

(iv)    within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent and the applicable Lender evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority.

provided that no additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the Effective Date (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment and Assumption pursuant to which such Lender became a Lender (in the case of each other Lender) if any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment and Assumption, as the case may be, in respect of payments to such Lender, and provided further that any Lender claiming any additional amounts payable pursuant to this Section 3.6 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or take other appropriate action if the making of such a change or the taking of such action, as the case may be, would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

Cleco Power LLC Term Loan Agreement

(c)    Tax Certificates. Each Foreign Lender listed on the signature pages hereof that has not done so on or before the Effective Date shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Funding Date (in the case of each Foreign Lender listed on the signature pages hereof) or on the effective date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Foreign Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), including upon the occurrence of any event requiring a change in the most recent counterpart of any form set forth below previously delivered by such Foreign Lender to the Borrower, such certificates, documents or other evidence, properly completed and duly executed by such Foreign Lender including (i) two accurate and complete original signed copies of Internal Revenue Service Form W8-BEN or Form W8-ECI, or successor applicable form and (ii) an Internal Revenue Service Form W-8 or W-9 (or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441 4(a) or Section 1.1441 6(c) or any successor thereto) to establish that such Foreign Lender is not subject to deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Foreign Lender of principal, interest, fees or other amounts payable under any of the Loan Documents. The Borrower shall not be required to pay any additional amount to any such Foreign Lender under Section 3.6(b)(iii) if such Foreign Lender shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if such Foreign Lender shall have satisfied such requirements on the Funding Date (in the case of each Foreign Lender listed on the signature pages hereof) or on the effective date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Foreign Lender), nothing in this Section shall relieve the Borrower of its obligation to pay any additional amounts pursuant to Section 3.6(b)(iii) in the event that, as a result of any change in applicable law, such Foreign Lender is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Foreign Lender is not subject to withholding as described in the immediately preceding sentence.

(d)    Other Taxes.

(i)    The Borrower shall pay Other Taxes to the relevant Governmental Authority in accordance with applicable law; and

(ii)    the Borrower shall indemnify the Administrative Agent and each Lender within 30 days after written demand thereof, for the full amount of any Taxes (other than Taxes on the Overall Net Income) or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Taxes, other than Taxes on the Overall Net Income, or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and (unless caused by the gross negligence or willful misconduct of such party) any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes, other than Taxes on the Overall Net Income, or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount such of payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Tax Refunds. If the Administrative Agent or Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section

Cleco Power LLC Term Loan Agreement

3.6, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.6 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Each of the Administrative Agent and each Lenders agrees to cooperate with any reasonable request made by the Borrower in respect of a claim of a refund in respect of any Taxes paid by the Borrower or by such Lender for and on account of the Borrower if (i) the Borrower has agreed in writing to pay all of the Administrative Agent's or such Lender's reasonable out-of-pocket costs and expenses relating to such claim, (ii) the Administrative Agent or such Lender determines, in its good faith judgment, that it would not be disadvantaged, unduly burdened or prejudiced as a result of such claim, and (iii) the Borrower furnishes, upon request of the Administrative Agent or such Lender, an opinion of tax counsel (such opinion, which can be reasoned, and such counsel to be reasonably acceptable to the Administrative Agent or such Lender) that the Borrower is likely to receive a refund or credit. This Section shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

Section 3.7    Mitigation Obligations.

(a)Designation of a Different Lending Office. In the event that the Borrower becomes obligated to pay additional amounts to any Lender (or to any Governmental Authority for the account of any Lender) pursuant to Section 3.4 or Section 3.6, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loan (or the applicable Tranches thereof) or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 or Section 3.6, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)Replacement of Lenders. In the event that (i) the Borrower becomes obligated to pay additional amounts to any Lender (or to any Governmental Authority for the account of any Lender) pursuant to Section 3.4 or Section 3.6 or (ii) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.2 requires the consent of all the Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole cost and expense, within 60 days of the demand by such Lender for such additional amounts or the relevant default or action by such Lender, as the case may be, and subject to and in accordance with the provisions of Section 10.4 (with the Borrower obligated to pay any applicable processing and recordation fee), designate an Eligible Assignee (acceptable to the Administrative Agent) to purchase and assume all of such Lender's interests, rights and obligations under the Loan Documents, without recourse to or warranty by or expense to, such Lender, for a purchase price equal to the outstanding principal amount of such Lender's Loan plus any accrued but unpaid interest thereon and any other amounts payable to such Lender hereunder, and to assume all the obligations of such Lender hereunder, and, upon such purchase, such Lender shall no longer be a party hereto or have any rights hereunder (except those that survive full repayment hereunder) and shall be relieved from all obligations to the Borrower hereunder, and the Eligible Assignee shall succeed to the

Cleco Power LLC Term Loan Agreement

rights and obligations of such Lender hereunder. The Borrower shall execute and deliver to such Eligible Assignee a Note. Notwithstanding anything herein to the contrary, in the event that a Lender is replaced pursuant to this Section 3.7 as a result of the Borrower becoming obligated to pay additional amounts to such Lender (or to any Governmental Authority for the account of any Lender) pursuant to Section 3.4 or Section 3.6, such Lender shall be entitled to receive such additional amounts as if it had not been so replaced.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:
Section 4.1    Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite corporate power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.2    Authorization; Enforceability. The Transactions are within the corporate powers of the Borrower and have been duly authorized by all necessary corporate and, if required, equity holder action. Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general principles of equity.

Section 4.3    Governmental Approvals; No Conflicts.

(a)The execution, delivery and performance by the Borrower of the Loan Documents and the borrowing of the Loans do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (x) information filings to be made in the ordinary course of business, which filings are not a condition to the Borrower's performance under the Loan Documents and (y) such as have been obtained or made and are in full force and effect and not subject to any appeals period.

(b)The Transactions (i) will not violate the charter, by-laws or other organizational documents of the Borrower, (ii) will not violate any applicable law or regulation or any order of any Governmental Authority, (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens expressly permitted by Section 7.1).

Section 4.4    Financial Condition; No Material Adverse Change.

(a)    The Borrower has heretofore delivered to the Credit Parties copies of its Form 10-K for the fiscal year ended December 31, 2012, containing the audited consolidated balance sheet of the Borrower and the Subsidiaries and the related consolidated statements of income, members' equity and cash flows for the fiscal years ending December 31, 2012, December 31, 2011 and December 31,

Cleco Power LLC Term Loan Agreement

2010 (with the applicable related notes and schedules, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and results of the operations of the Borrower as of the dates and for the periods indicated therein.

(b)    Since December 31, 2012, the Borrower has conducted its business only in the ordinary course, and there has been no Material Adverse Change.

Section 4.5    Litigation There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) that, if adversely determined (and provided that there exists a reasonable possibility of such adverse determination), would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, except for any Disclosed Matters, and except that the commencement by the Borrower, any of its Subsidiaries or any Governmental Authority of a rate proceeding, fuel adjustment clause audit or earnings review before such Governmental Authority shall not constitute such a pending or threatened action, suit or proceeding unless and until such Governmental Authority has made a final determination thereunder that would reasonably be expected to have a Material Adverse Effect, or (ii) that involve any Loan Document or the Transactions.

Section 4.6    Environmental Matters. Except for the Disclosed Matters, to the knowledge of the Borrower:

(a)    the properties owned, leased or operated by the Borrower and its Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require Remedial Action under, or (iii) could give rise to liability under, Environmental Laws, which violations, Remedial Actions and liabilities, in the aggregate, would reasonably be expected to result in a Material Adverse Effect,

(b)    neither the Borrower nor any of its Subsidiaries (i) have failed to comply in any material respect with any Environmental Laws or to obtain, maintain or comply with any necessary Environmental Permits, which non-compliance or failure, in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) have received any notice of an Environmental Claim in connection with the Properties or the current or former operations of the Borrower or its Subsidiaries or with regard to any Person whose liabilities for environmental matters the Borrower or its Subsidiaries has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, would reasonably be expected to result in a Material Adverse Effect,

(c)Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties, in a manner inconsistent with prudent industry practice or applicable Environmental Law that would reasonably be expected to give rise to liability under any Environmental Law, which transportation, generation, treatment, storage or disposal, in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and

(d)the Borrower or its Subsidiaries have not retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which retained or assumed liabilities, in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

Cleco Power LLC Term Loan Agreement

Section 4.7    Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940.

Section 4.8    ERISA. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for any such failure that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 4.9    Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to any Credit Party in connection with the negotiation of the Loan Documents or delivered thereunder when taken as a whole (as modified or supplemented by other information so furnished, including the information contained in the Borrower's most recent annual report on Form 10-K and in Borrower's reports filed with the SEC under the Securities Exchange Act of 1934 subsequent to the filing of the Form 10-K) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, to the extent any such reports, financial statements, certificates or other information was based upon or constitutes a forecast or a projection (including statements concerning future financial performance, ongoing business strategies or prospects or possible future actions, and other forward-looking statements), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.10    Subsidiaries. As of the Effective Date, the Borrower has only the Subsidiaries set forth on Schedule 4.10, which Schedule sets forth with respect to each Subsidiary, the identity of each Person which owns Equity Interests in such Subsidiary and the percentage of the issued and outstanding Equity Interests owned by each such Person. The shares of each corporate Subsidiary are duly authorized, validly issued, fully paid and non assessable and are owned free and clear of any Liens, other than Liens permitted pursuant to Section 7.1. The interest of the Borrower in each non-corporate Subsidiary is owned free and clear of any Liens, other than Liens permitted pursuant to Section 7.1. As of the Effective Date, neither the Borrower nor any Subsidiary has issued any Disqualified Stock.

Section 4.11    Federal Reserve Regulations, etc.

(a)    Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. Immediately before and after giving effect to the making of the Loans, Margin Stock will constitute less than 25% of the Borrower's assets as determined in accordance with Regulation U.

(b)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X or (ii) to fund a personal loan to or for the benefit of a director or executive officer of the Borrower or any Subsidiary.

Cleco Power LLC Term Loan Agreement

ARTICLE 5.
CONDITIONS

Section 5.1    Conditions to Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions has been satisfied or waived by the Required Lenders:

(a)Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)Notes. The Administrative Agent shall have received a Note for each Lender, signed on behalf of the Borrower.

(c)Legal Opinion. The Administrative Agent shall have received a favorable written opinion (addressed to the Credit Parties and dated the Effective Date) from Phelps Dunbar, L.L.P., special counsel to the Borrower, covering such matters relating to the Borrower, the Loan Documents and the Transactions as the Required Lenders may reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

(d)Organizational Documents, etc. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization, existence and good standing of the Borrower (including (x) a certificate of organization of the Borrower, certified as of a recent date by the Secretary of State of the jurisdiction of its organization, and (y) a certificate of good standing (or comparable certificate) for the Borrower, certified as of a recent date prior to the Effective Date, by the Secretary of State (or comparable official) of the jurisdiction of its organization, (ii) the authorization of the Transactions, (iii) the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e)No Material Adverse Change.    The Administrative Agent shall have received a certificate of a Financial Officer, in form and substance satisfactory to the Administrate Agent, dated as of the Effective Date, to the effect that since December 31, 2012, no Material Adverse Change has occurred.

Section 5.2    Funding Conditions. The obligations of the Lenders to fund their Loans are subject to satisfaction of the following conditions precedent.

(a)    Loan Request. The Borrower shall have delivered to the Administrative Agent, not later than 11:30 a.m., New York City time, three Business Days before the proposed Funding Date (or, if the Loans will initially not include any Eurodollar Borrowings, on the proposed Funding Date), a request for the Loans, which shall specify (i) the date of the Loans, (ii) the initial Types of Borrowings and (iii) in the case of each Eurodollar Borrowing, the initial Interest Period therefor.

(b)    Representations and Warranties. The representations and warranties of the Borrower set forth in this Agreement shall be true and correct as of the Funding Date, except to the extent such

Cleco Power LLC Term Loan Agreement

representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.

(c)    No Default. At the time of and immediately after giving effect to the making of the Loans, no Default shall have occurred and be continuing.

(d)    Closing Certificate. The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, dated the Funding Date and signed by the chief executive officer or the chief financial officer of the Borrower (or other Financial Officer acceptable to the Administrative Agent), confirming that (i) the representations and warranties of the Borrower set forth in the Loan Documents are true and correct and (ii) there exists no Default.

(e)    No Violation of Law. The Loans shall not be prohibited by any applicable law, rule or regulation.

ARTICLE 6.
AFFIRMATIVE COVENANTS

Until the principal of and interest on each Loan and all other amounts payable hereunder shall have been paid in full, and the Borrower covenants and agrees with the Credit Parties that:
Section 6.1    Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a)    As soon as available, but in any event within 120 days after the end of each fiscal year, (i) a copy of the Borrower's Annual Report on Form 10-K in respect of such fiscal year required to be filed by the Borrower with the SEC, together with the financial statements attached thereto, and (ii) the Borrower's audited consolidated balance sheet and related consolidated statements of income, stockholder's equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial conditions and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied during such fiscal year;

(b)    As soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (i) a copy of the Borrower's Quarterly Report on Form 10-Q in respect of such fiscal quarter required to be filed by the Borrower with the SEC, together with the financial statements attached thereto, and (ii) the Borrower's unaudited consolidated balance sheet and related consolidated statements of income, stockholder's equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a duly authorized Financial Officer as presenting fairly in all material respects the financial conditions and results of operations of the Borrower on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

Cleco Power LLC Term Loan Agreement

(c)    Within 60 days after the end of each of the first three fiscal quarters and within 120 days after the end of the last fiscal quarter, a Compliance Certificate, signed by a Financial Officer (or such other officer as shall be acceptable to the Administrative Agent) as to the Borrower's compliance, as of such fiscal quarter ending date, with Section 7.3, and as to the absence of any Default as of such fiscal quarter ending date and the date of such certificate (or if a Default existed or exists, the nature thereof); and

(d)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as any Credit Party may reasonably request.

Section 6.2    Notices of Material Events. The Borrower will furnish the following to the Administrative Agent and each Lender:

(a)    Prompt written notice of the occurrence of any Default, specifying the nature thereof and any action taken or proposed to be taken with respect thereto;

(b)    Promptly upon becoming available, copies of all (i) regular, periodic or special reports, schedules and other material which the Borrower or any of its Subsidiaries may be required to file with or deliver to any securities exchange or the SEC, or any other Governmental Authority succeeding to the functions thereof, and (ii) upon the written request of the Administrative Agent, reports that the Borrower or any of its Subsidiaries sends to or files with the Federal Energy Regulatory Commission, the LPSC or any Governmental Authority succeeding to the functions thereof, or any similar state or local Governmental Authority;

(c)    Prompt written notice of (i) any material citation, summons, subpoena, order, notice, claim or proceeding received by, or brought against, the Borrower or any of its Subsidiaries, with respect to (x) any proceeding before any Governmental Authority (other than proceedings in the ordinary course of business before the LPSC), or (y) any real property under any Environmental Law, and (ii) any lapse or other termination of, or refusal to renew or extend, any material franchise or other authorization issued to the Borrower or any of its Subsidiaries by any Governmental Authority (other than in the ordinary course of business), provided that any of the foregoing set forth in this subsection would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(d)    Prompt written notice of any change by either Moody's or S&P in the Senior Debt Rating.

Each notice delivered under Section 6.2(a) or (c) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower's website on the Internet at the website address listed in Section 10.1; or (ii) on which such documents are posted on the Borrower's behalf on an Internet or intranet website, if any, to which each Lender and the Administrative have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a

Cleco Power LLC Term Loan Agreement

written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.1(c) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
Section 6.3    Legal Existence. Except as permitted under Section 7.2, the Borrower shall maintain its legal existence in good standing in the jurisdiction of its organization or formation and in each other jurisdiction in which the failure so to do would reasonably be expected to have a Material Adverse Effect, and cause each of the Subsidiaries to maintain its qualification to do business and good standing in each jurisdiction in which the failure so to do would reasonably be expected to have a Material Adverse Effect. It is understood that this covenant shall not be construed to prohibit the Borrower from dissolving or terminating the corporate existence of any Subsidiary which is inactive or whose preservation otherwise is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries considered as a whole.

Section 6.4    Taxes. The Borrower shall pay and discharge when due, and cause each of the Subsidiaries so to do, all Taxes imposed upon it or upon its property, which if unpaid would, individually or collectively, reasonably be expected to have a Material Adverse Effect or become a Lien on the property of the Borrower or such Subsidiary, as the case may be, unless and to the extent only that such Taxes shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, as the case may be.

Section 6.5    Insurance. The Borrower shall maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, provided that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice. The Borrower shall furnish to the Administrative Agent, upon written request of the Administrative Agent or any Lender, full information as to the insurance carried.

Section 6.6    Condition of Property. The Borrower shall at all times maintain, protect and keep in good repair, working order and condition in all material respects (ordinary wear and tear excepted), and cause each of its Subsidiaries so to do, all material property necessary to the operation of the Borrower's or such Subsidiary's, as the case may be, material businesses, provided that nothing shall prevent the Borrower or its Subsidiaries, as appropriate, from discontinuing the maintenance or operation of any property if such discontinuance is, in the judgment of the Borrower or such Subsidiary, desirable in the conduct of the business of the Borrower or such Subsidiary. It is understood that this covenant relates only to working order and condition of such property in accordance with prudent industry practices and shall not be construed as a covenant not to dispose of property.

Cleco Power LLC Term Loan Agreement

Section 6.7    Observance of Legal Requirements. The Borrower shall observe and comply in all material respects, and cause each of its Subsidiaries so to do, with all laws, regulations and orders of any Governmental Authority which now or at any time hereafter may be applicable to it, including ERISA and all Environmental Laws, a violation of which would individually or collectively reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and, if applicable, by appropriate proceedings diligently conducted by it.

Section 6.8    Inspection of Property; Books and Records; Discussions. The Borrower shall keep proper books of record and account in conformity with GAAP and all requirements of law. The Borrower shall permit representatives of the Administrative Agent and any Lender to visit its offices, to inspect any of its property (subject to reasonable procedures relating to safety and security) and examine and make copies or abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, prospects, property and financial condition of the Borrower and its Subsidiaries with the officers thereof and the Accountants; provided that none of the Administrative Agent, its agents, its representatives or the Lenders shall be entitled to examine or make copies or abstracts of, or otherwise obtain information with respect to, the Borrower's records relating to pending or threatened litigation if any such disclosure by the Borrower would reasonably be expected (i) to give rise to a waiver of any attorney/client privilege of the Borrower or any of its Subsidiaries relating to such information or (ii) to be otherwise materially disadvantageous to the Borrower or any of its Subsidiaries in the defense of such litigation; and provided further that in the case of any discussion with the Accountants, only if the Borrower has been given the opportunity to participate in the discussion.

Section 6.9    Nature of Business. The Borrower shall only engage, and only permit its Subsidiaries to engage, to any material extent in lines of business which are not substantially different from the businesses engaged in by the Borrower and its Subsidiaries as of the date hereof reasonable extensions thereof and activities reasonably related or ancillary thereto. It is understood that this covenant shall not be construed to prohibit the Borrower and its Subsidiaries from engaging in fields of enterprise in support of or in preparation for electric power generation, transmission or distribution, energy development, energy trading, hedging, cogeneration, and related thermal uses, and energy management and consulting services, including oil, gas, coal and other fuel production, transportation or storage.

Section 6.10    Use of Proceeds. The proceeds of the Loans may be used only as follows: (i) to pay transaction fees and expenses and (ii) for general corporate purposes not inconsistent with the terms hereof. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to (x) purchase, acquire or carry any Margin Stock, (y) for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X, or (z) to fund a personal loan to or for the benefit of a director or executive officer of the Borrower or any Subsidiary.
ARTICLE 7.
NEGATIVE COVENANTS

Until the principal of and interest on each Loan and all other amounts payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Credit Parties that:

Cleco Power LLC Term Loan Agreement

Section 7.1    Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired by it, except (a) Liens in favor of the Administrative Agent or the Lenders under the Loan Documents; and (b) Liens permitted under the Credit Agreement (excluding Liens described Section 7.1(a) of the Credit Agreement unless the obligations of the Borrower hereunder are secured equally and ratably with such Liens).

Section 7.2    Merger; Consolidation; Sale of Assets. The Borrower shall not, and shall not permit any Subsidiary, to:

(a)    Sell, lease, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its properties and assets to any Person;

(b)    Consolidate with or merge into any other Person (other than a merger of a Subsidiary into, or a consolidation of a Subsidiary with, the Borrower), unless:

(i)immediately before and after giving effect thereto, no Change in Control shall have occurred and no Default or Event of Default shall exist;

(ii)immediately before and after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct except as the context thereof otherwise requires and except for those representations and warranties which by their terms or by necessary implication are expressly limited to a state of facts existing at a time prior to such merger, consolidation or acquisition, as the case may be, or such other matters relating thereto as are identified in a writing to the Administrative Agent and the Lenders and are satisfactory to the Administrative Agent and the Lenders;

(iii)the Borrower shall be the surviving entity thereof or, in the event the Borrower shall not be the surviving entity thereof, each of the following conditions shall be satisfied: (1) such surviving entity shall be organized in a State of the United States with substantially all of its assets and businesses located and conducted in the United States and (2) the Administrative Agent shall have received (A) a certificate signed by a duly authorized officer of the Borrower, in form and substance satisfactory to the Administrative Agent, (x) attaching a true and complete copy of each agreement, instrument or other document effecting such merger, consolidation or acquisition, together with an agreement signed on behalf of such surviving entity pursuant to which such surviving entity shall have expressly assumed all of the indebtedness, liabilities and other obligations of the Borrower under and in accordance with the Loan Documents, and (y) certifying that such merger, consolidation or acquisition has been consummated in accordance with such agreements, instruments or other documents referred to in the immediately preceding clause (x), and (B) such documents, legal opinions and certificates as the Administrative Agent shall reasonably request relating to the organization, existence and, if applicable, good standing of such surviving entity, the authorization of such merger, consolidation or acquisition and any other legal matters relating to such surviving entity, the assumption agreement referred to in the immediately preceding clause (x) or such merger, consolidation or acquisition; and

(iv)the Administrative Agent and the Lenders shall have received a certificate signed by a duly authorized officer of the Borrower identifying the Person to be merged with or into, consolidated with, or acquired by, the Borrower, and certifying as to each of the matters set forth in subclauses (i) through (iii) of this clause (b).

Cleco Power LLC Term Loan Agreement

Section 7.3    Financial Covenant. The Borrower will not permit its Total Indebtedness to be greater than 65% of Total Capitalization as of the end of any fiscal quarter or fiscal year end.
ARTICLE 8.
EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    the Borrower shall fail to pay any interest on any Loan or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c)    any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.3 (with respect to the Borrower's existence), Section 6.10, Section 7.2 or Section 7.3;

(e)    the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 7.1 and such failure shall continue unremedied for a period of ten (10) days after the Borrower shall have obtained knowledge thereof;

(f)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in clause (a), (b), (d) or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after the Borrower shall have obtained knowledge thereof;

(g)the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect to any Material Obligations, when and as the same shall become due and payable and after the expiration of any applicable grace period, provided that this clause (g) shall not apply to any Indebtedness of a Finsub or a Receivables SPC so long as there is no recourse with respect to such Indebtedness to the Borrower or any of its Subsidiaries;

(h)any event or condition occurs that results in any Material Obligations becoming due prior to their scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Obligations or any trustee or agent on its or their behalf to cause any Material Obligations to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to

Cleco Power LLC Term Loan Agreement

any applicable cure period), provided that this clause (h) shall not apply to (i) Indebtedness that becomes due as a result of a notice of voluntary prepayment or redemption delivered by the Borrower or a Subsidiary, (ii) secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (iii) intercompany indebtedness, (iv) the exercise of any contractual right to cause the prepayment of any Material Obligations (other than the exercise of a remedy for an event of default under the applicable contract or agreement), or (v) any Indebtedness of a Finsub or a Receivables SPC so long as there is no recourse with respect to such Indebtedness to the Borrower or any of its Subsidiaries;

(i)except as permitted by Section 6.3 with respect to Subsidiaries, the Borrower or any of its Subsidiaries shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not pay its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or any of its Subsidiaries;

(j)an order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any of its Subsidiaries bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of Borrower or any of its Subsidiaries under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any of its Subsidiaries or of any substantial part of the property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any of its Subsidiaries, and any such decree or order continues unstayed and in effect for a period of 45 days;

(k)one or more judgments or decrees against the Borrower or any of its Subsidiaries or any combination thereof aggregating in excess of $50,000,000, which judgment or decree (i) shall not be fully covered by insurance after taking into account any applicable deductibles and (ii) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of at least 30 consecutive days;

(l)any Loan Document shall cease, for any reason, to be in full force and effect or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

(m)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

Cleco Power LLC Term Loan Agreement

(n)any authorization or approval or other action by any Governmental Authority required for the execution, delivery or performance of any Loan Document shall be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect; or

(o)a Change in Control shall occur or a change in control, fundamental change or any similar circumstance which, under the Indenture (including any supplemental indentures thereto but in each case only to the extent that it is in full force and effect on the relevant date) results in an obligation of the Borrower to prepay, purchase, offer to purchase, redeem or defease in excess of $50,000,000 of Indebtedness thereunder.

then, and in every such event (other than an event described in clause (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other obligations of the Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in clause (i) or (j) of this Article, the principal of the Loans then outstanding, together with accrued interest thereon and all other obligations of the Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE 9.
THE ADMINISTRATIVE AGENT

Each Credit Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2), and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to

Cleco Power LLC Term Loan Agreement

or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Credit Party (and, promptly after its receipt of any such notice, it shall give each Credit Party and the Borrower notice thereof), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Loan Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein, (d) the validity, enforceability, effectiveness or genuineness thereof or any other agreement, instrument or other document or (e) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder. The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Credit Parties and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld and not to be required during the existence of an Event of Default), to appoint a successor, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Credit Parties, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same

Cleco Power LLC Term Loan Agreement

as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document, any related agreement or any document furnished thereunder.
ARTICLE 10.
MISCELLANEOUS

Section 10.1    Notices.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (or e-mail in accordance with Section 10.1(b) below) as follows:

(i)if to the Borrower, to it at 2030 Donahue Ferry Road, Pineville, LA 71360 5226; Attention: Michael Sawrie (Telephone: (318) 484-7589; Facsimile: (318) 484-7697; e-mail: mike.sawrie@cleco.com), website www.cleco.com;

(ii)if to the Administrative Agent, to it at its Loan and Agency Services Group, 10 S. Dearborn Street, Floor 07, Chicago, Illinois 60603, Attention of: Teresita Siao (Telephone No. 312-385-7051; Facsimile No. 312-385-7096, with a copy to (888) 208-7168), e-mail: jpm.agency.servicing.6@jpmchase.com); and

(iii)if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Credit Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article 2 if such Credit Party has

Cleco Power LLC Term Loan Agreement

notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e‑mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Any party hereto may change its address or facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2    Waivers; Amendments.

(a)    No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)    Neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or the rate of any interest (other than under Section 3.1(b)) thereon without the written consent of each Credit Party affected thereby, (iii) postpone the date of payment at stated maturity of any Loan, or the date of any interest payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.9(b) or 2.9(c), without the written consent of each Credit Party affected thereby, and (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or change the currency in which Loans are to be made or payment under the Loan Documents is to be made, or add additional borrowers, without the written consent of each Lender, and provided further that no such agreement

Cleco Power LLC Term Loan Agreement

shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Section 10.3    Expenses; Indemnity; Damage Waiver.

(a)    Cost and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of each Loan Document or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated) and (ii) all reasonable out-of-pocket costs and expenses incurred by any Credit Party, including the reasonable fees, charges and disbursements of any counsel for any Credit Party and any consultant or expert witness fees and expenses, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans, including all such reasonable out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    Indemnification by the Borrower. The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or a breach in bad faith by such Indemnitee or arising solely from claims between or among one or more Indemnitees.

(c)    Reimbursement by Lenders. To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section (and without limiting the Borrower's obligation to do so), each Lender severally agrees to pay to the Administrative Agent an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is the outstanding principal balance of such Lender's Loan and the denominator of which is the outstanding principal balance of all Loans (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, in the event that no Lender shall have any outstanding Loan at such time, as of the last time at which any Lender had any outstanding Loan), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent in its capacity as such.

Cleco Power LLC Term Loan Agreement

(d)    Waiver of Consequential Damages, etc. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct and actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.

(e)    Payments. All amounts due under this Section shall be payable promptly but in no event later than ten days after written demand therefor.

Section 10.4    Successors and Assigns

(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lenders. Any Lender may (and if demanded by Borrower pursuant to Section 3.8 shall to the extent required thereby) at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Loan); provided that any such assignment shall be subject to the following conditions:

(i)    Minimum Amounts.

(A)In the case of an assignment of the entire remaining amount of the assigning Lender's Loan or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)In any case not described in clause (b)(i)(A) of this Section, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement (including a proportionate part of each Tranche of such Lender's Loan).

Cleco Power LLC Term Loan Agreement

(iii)    Required Consents. For each such assignment, the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.

(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.4, 3.5, 3.6 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and principal amount of the Loan owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. Any Lender may at any time, without the consent of, but with notice to, the Borrower and the Administrative Agent (provided that any failure to give such notice shall not impair the effectiveness of such participation except as expressly provided in clause (e) of this Section), sell participations to any Person (other than a natural person or the Borrower or any of the Borrower's Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Loan); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain

Cleco Power LLC Term Loan Agreement

solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any Note for all purposes of this Agreement and (iv) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Notwithstanding the foregoing, in no event may a participation be granted to any entity which is not a commercial bank, finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business without the express prior written consent of the Borrower.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following matters described in clauses (ii) and (iii) of the first proviso in Section 10.2(b) that directly affects such Participant. Subject to clause (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4, 3.5 and 3.6 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section but (x) shall not be entitled to recover greater amounts under any such Section than the selling Lender would be entitled to recover and (y) shall be subject to replacement by the Borrower under Section 3.8 to the same extent as if it were a Lender; provided that such replacement Participant shall be a commercial bank, finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10(c) as though it were a Lender.
Each Lender that sells a participating interest in its Loan or other interest to a Participant shall, as agent of the Borrower solely for the purpose of this Section 10.4, record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests; provided that no Lender shall have any obligation to disclose all or any portion of such participant register to the Borrower or any other Person (other than the identity of any Participant pursuant to the first paragraph of this clause (d), but including any information relating to a Participant's interest in the Loan or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that the applicable Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.4 or 3.6 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.6 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.7(c) as though it were a Lender.

(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such

Cleco Power LLC Term Loan Agreement

pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5    Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loan, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under the Loan Documents is outstanding and unpaid. The provisions of Sections 3.4, 3.5, 3.6, 10.3, 10.9, 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans or the termination of this Agreement or any provision hereof.

Section 10.6    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to any Credit Party or the syndication of the credit facility established hereunder constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Agreement shall become effective as of the date set forth in the preamble to this Agreement when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.7    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.8    Right of Set-off. If an Event of Default shall have occurred and be continuing, and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under clause (a) of Article 8, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents held by it, irrespective of whether or not it shall have made any demand therefor and although such obligations may be unmatured. The rights of each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of

Cleco Power LLC Term Loan Agreement

set-off) that it may have. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application.

Section 10.9    Governing Law; Jurisdiction; Consent to Service of Process.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)    The Borrower irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Cleco Power LLC Term Loan Agreement

Section 10.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan (or any Tranche thereof), together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan (or such Tranche) in accordance with applicable law, the rate of interest payable in respect of such Loan (or such Tranche), together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan (or such Tranche) but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other periods (or other Tranches) shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.13    Advertisement. The Borrower hereby authorizes each of JPMorgan Chase to publish the name of the Borrower and the amount of the financing evidenced hereby in any “tombstone” or comparable advertisement which JPMorgan Chase elects to publish. In addition, the Borrower agrees that JPMorgan Chase may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Effective Date.

Section 10.14    USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 10.15    Treatment of Certain Information. Each Credit Party agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all confidential, proprietary or non-public information supplied by the Borrower or any Subsidiary pursuant to this Agreement relating to the Borrower, such Subsidiary or their respective businesses, including, without limitation, any financial statement, financial projections or forecasts, budget, Compliance Certificate, audit report, management letter or accountants' certification delivered hereunder (“Information”), provided that nothing herein shall limit the disclosure of any information (a) to any of its respective Related Parties that needs to know such information, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (c) on a confidential basis, to any bona fide or potential assignee or participant in connection with the contemplated assignment or participation of any Loan or any participation therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided, such assignees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.15 or other provisions at least as restrictive as this Section 10.15), (d) to auditors, accountants, consultants and advisors, and any analogous counterpart thereof, (e) to any other Credit Party, (f) in connection with any litigation to

Cleco Power LLC Term Loan Agreement

which any one or more of the Credit Parties is a party, (g) to the extent such information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to any of the Credit Parties on a non-confidential basis from a source other than the Borrower or any of its Affiliates or (C) was available to the Credit Parties on a non-confidential basis prior to its disclosure to any of them by the Borrower or any of its Affiliates; and (h) to the extent the Borrower shall have consented to such disclosure in writing.

Section 10.16    No Fiduciary Duty. The Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, their stockholders and/or their affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm's-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

[Signature pages follow]

Cleco Power LLC Term Loan Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CLECO POWER LLC
By: /s/ Thomas R. Miller
Thomas R. Miller
Vice President and Treasurer

Cleco Power LLC Term Loan Agreement

JPMORGAN CHASE BANK, N.A., individually, and as Administrative Agent

By: /s/ Helen D. Davis
Name: Helen D. Davis
Title: Vice President

Cleco Power LLC Term Loan Agreement

CLECO POWER LLC TERM LOAN AGREEMENT
SCHEDULE 2.1

LIST OF COMMITMENTS

Lender	Commitment

J P Morgan Chase Bank, N.A.	$60,000,000

Total	$60,000,000

CLECO POWER LLC TERM LOAN AGREEMENT
SCHEDULE 4.5/4.6

DISCLOSED MATTERS

Litigation and Regulatory Matters (Term Loan Agreement Section 4.5):
None, except as otherwise set forth in the definition of Disclosed Matters in Section 1.1 of the Term Loan Agreement.
Environmental Matters (Term Loan Agreement Section 4.6):
None, except as otherwise set forth in the definition of Disclosed Matters in Section 1.1 of the Term Loan Agreement.

CLECO POWER LLC TERM LOAN AGREEMENT
SCHEDULE 4.12

LIST OF SUBSIDIARIES

Subsidiary:	Person Owning Equity Interests of such Subsidiary:	Percentage of Issued and Outstanding Equity Interests Owned by such Person:
Cleco Katrina/Rita Hurricane Recovery Funding LLC	Cleco Power LLC	100%

CLECO POWER LLC EXHIBIT A
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, modified or otherwise supplemented from time to time, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, all of the Assignor's rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor's outstanding rights and obligations under the respective facilities identified below (including, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) other than claims for indemnification or reimbursement with respect to any period prior to Effective Date (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor:

2.    Assignee:             [and is an Affiliate of Assignor]

3.    Borrower: Cleco Power LLC

4.    Administrative Agent: JPMorgan Chase Bank, N.A.

___________________________

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

Cleco Power LLC Assignment and Assumption

5.	Agreement: Term Loan Agreement dated as of March 20, 2013 among the Borrower, the Lenders party thereto and the Administrative Agent.

Cleco Power LLC Assignment and Assumption

6.    Assigned Interest:

Assignor[s] [5]	Assignee[s] [6]	Facility Assigned	Aggregate Amount of Loans for all Lenders[7]	Amount of Loan Assigned[8]	Percentage Assigned of Loan[8]
		Revolving	$	$	____%

7.    Trade Date:                                9

Effective Date: ____________________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By: Title:

ASSIGNEE [NAME OF ASSIGNEE]
By: Title:

[Consented to and]10 Accepted:
JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Title:

[Consented to:]11
[NAME OF RELEVANT PARTY]
By:
Title:

_____________________

5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
10 To be added only if the consent of the Administrative Agent is required by the terms of the Loan Agreement.
11 To be added only if the consent of the Borrower and/or other parties is required by the terms of the Loan Agreement.

Cleco Power LLC Assignment and Assumption

ANNEX 1
TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it satisfies the requirements specified in the Loan Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. The Assignor and Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one

Cleco Power LLC Assignment and Assumption

instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Cleco Power LLC Assignment and Assumption

CLECO POWER LLC EXHIBIT B
FORM OF NOTE

____________, 201_
FOR VALUE RECEIVED, the undersigned, Cleco Power LLC, a Louisiana limited liability company (the “Borrower”), hereby promises to pay to the order of [_____] (the “Lender”) the unpaid principal amount of the Loan made by the Lender to the Borrower, in the amounts and at the times set forth in the Term Loan Agreement, dated as of March 20, 2013 among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), and to pay interest from the date hereof on the principal balance of such Loan from time to time outstanding at the rate or rates and at the times set forth in the Loan Agreement, in each case at the office of the Administrative Agent located at Ten South Dearborn Street, Chicago, Illinois, or at such other place as the Administrative Agent may specify from time to time, in lawful money of the United States in immediately available funds. Terms not otherwise defined herein but defined in the Loan Agreement are used herein with the same meanings.
This Note is subject to, and shall be construed in accordance with, the provisions of the Loan Agreement and is entitled to the benefits and security set forth in the Loan Documents. The Loan evidenced by this Note may be prepaid at any time in whole or in part as more fully provided in the Loan Agreement.
Except as specifically otherwise provided in the Loan Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. The Borrower and, by accepting this Note, the Lender agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note against the Borrower, or any of its property, in the courts of any jurisdiction.
Each of the Borrower and, by accepting this Note, the Lender hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, (a) any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out

Cleco Power LLC Note

of or relating to this Note in any court referred to in the preceding paragraph; and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
EACH OF THE BORROWER AND, BY ACCEPTING THIS NOTE, THE LENDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR RELATING TO THIS NOTE. THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ACCEPT THIS NOTE AND ENTER INTO THE LOAN AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

CLECO POWER LLC

By:
Name:
Title:

Cleco Power LLC Note

CLECO POWER LLC EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
I, ______________, do hereby certify that I am the ______________ of Cleco Power LLC (the “Borrower”), and that, as such, I am duly authorized to execute and deliver this Compliance Certificate on the Borrower's behalf pursuant to Section 6.1(c) of the Term Loan Agreement dated as of March 20, 2013 among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as the same may be amended, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms used herein which are not defined herein shall have the meanings assigned to such terms in the Loan Agreement.
I hereby certify that:
1.    To the best of my knowledge, all financial statements delivered herewith have been prepared in accordance with GAAP. There have been no changes in GAAP pertinent to the Borrower or in the application thereof to Borrower and that affects the computation of any financial covenant set forth in Section 7.7 of the Loan Agreement, since the date of the audited financial statements referred to in Section 4.4(a) of the Loan Agreement, [, except as follows:]12
2.    There existed no Default on the last day of the fiscal quarter ended _________, 200__, and there exists no Default as of the date hereof [, except as follows 13]
3.    Attached are true and correct calculations demonstrating compliance with Section 7.7 of the Loan Agreement as of the fiscal quarter ended _________, 200__ (the “Quarter”).
IN WITNESS WHEREOF, I have executed this Compliance Certificate on this ___ day of ________________, 200__.

____________________________

12 Specify each such change and the effect thereof on the financial statements accompanying this Compliance Certificate as set forth in Section 1.4 of the Loan Agreement.
13 Specify all such violations, conditions and events, the nature and status thereof and any action taken or proposed to be taken with respect thereto.

Cleco Power LLC Note

Section 7.7

Ratio of Total Indebtedness to Total Capitalization14

Item 1.	Sum of all Indebtedness	$
Item 2.	Unamortized premium and discount (as such term is used in the Financial Statements)	$
Item 3.	Total Indebtedness (Item 1 minus Item 2)	$
Item 4.	Preferred Equity Interests	$
Item 5.	Common Equity Interests and any premium on capital stock thereon (as such term is used in the Financial Statements) excluding accumulated other comprehensive income or loss	$
Item 6.	Retained earnings	$
Item 7.	Sum of Items 3, 4, 5 and 6	$
Item 8.	Stock of the Borrower acquired by the Borrower and stock of a Subsidiary acquired by such Subsidiary	$
Item 9.	Total Capitalization (Item 7 minus Item 8)	$
Item 10.	Ratio of Total Indebtedness to Total Capitalization (Item 3 divided by Item 9)	_.__: 1.00
	Maximum permitted ratio	0.65:1.00

______________________
14 Each of the computations is based on the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Cleco Power LLC Note